Exhibit 99.1

The Middleby Corporation Reports Third Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--November 8, 2016--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing and residential kitchen industries, today reported net sales and earnings for the third quarter ended October 1, 2016. Net earnings for the third quarter were $75,851,000 or $1.33 per share on net sales of $574,224,000 as compared to the prior year third quarter net earnings of $48,825,000 or $0.86 per share on net sales of $449,004,000.

2016 Third Quarter Financial Highlights

  Net sales increased 27.9% compared to the prior year third quarter. Sales related to recent acquisitions added $124.6 million or 27.8%, in the third quarter. The impact of foreign exchange rates on foreign sales translated into U.S. Dollars reduced net sales by approximately $5.4 million or 1.2%, during the third quarter. Excluding the impact of foreign exchange, organic sales growth increased 1.4% during the third quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased by $40.7 million, or 14.0%, to $331.6 million in the third quarter as compared to $290.9 million in the prior year third quarter. Excluding the impact of the Follett acquisition completed in 2016, sales decreased 1.1% in the third quarter. Excluding the impact of the foreign exchange, organic net sales increased 0.6%.
  Net sales at the company’s Food Processing Equipment Group increased by $8.0 million, or 10.8%, to $82.2 million in the third quarter as compared to $74.2 million the prior year third quarter. Excluding the impact of foreign exchange, organic net sales increased 11.2% at the Food Processing Equipment Group.
  Net sales at the company’s Residential Kitchen Equipment Group increased by $76.6 million, or 91.3%, to $160.5 million in the third quarter as compared to $83.9 million in the prior year third quarter. During fiscal 2015, the company completed the acquisitions of AGA and Lynx. Excluding the impact of these acquisitions, sales decreased by 4.9% in the third quarter, or 4.8% excluding the impact of foreign exchange.
  Gross profit in the third quarter increased to $231.7 million from $177.2 million, reflecting the impact of increased sales from acquisitions. The gross margin rate increased to 40.4% from 39.5%. Improved margins reflected efficiency gains, including benefits from integration initiatives.
  Operating income increased 51.8% in the third quarter to $121.4 million from $80.0 million in the prior year quarter. Operating income during the 2016 third quarter included $1.1 million of restructuring charges related to acquisition integration initiatives associated with AGA, as compared to $5.7 million of charges associated with restructuring initiatives related to Viking. In addition, the prior year third quarter included $7.3 million in transaction expenses related to the acquisition of AGA.
  Non-cash expenses included in operating income during the third quarter of 2016 amounted to $18.2 million, including $6.9 million of depreciation, $5.1 million of intangible amortization and $6.2 million of non-cash share based compensation.
  Other expense in the quarter was $3.2 million compared to $1.9 million in the prior year quarter, consisting mainly of foreign exchange gains and losses.
  The provision for income taxes during the third quarter amounted to $36.0 million, at an effective rate of 32.2%, as compared to a $25.0 million provision at a 33.9% effective rate in the prior year quarter.
  Net earnings per share increased 54.7% to $1.33 in the third quarter as compared to $0.86 in the prior year quarter. Net earnings in the current and prior year third quarter were reduced by restructuring expenses and AGA transaction expenses. The impact of these items reduced earnings per share by $0.01 and $0.15 in the 2016 and 2015 third quarter periods, respectively.
  Net debt at the end of the third quarter amounted to $771.5 million as compared to $710.5 million at the end of the fiscal 2015 and $842.3 million at the end of the 2016 second quarter. Net debt includes the funding of the Follett acquisition completed on May 31, 2016.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “At the Commercial Foodservice Equipment Group, continued strong sales increases in the international markets were offset by a decline in sales domestically, reflecting slower general market conditions in the U.S. and delayed purchases from several restaurant chains in comparison to a comparatively strong 2015. Despite the third quarter sales results, we continue to see strong development activity with our restaurant chain customers adopting our innovative equipment solutions and anticipate improved sales growth in the fourth quarter at this segment.”

“We continued to realize strong sales growth in the third quarter at the Food Processing Equipment Group. Incoming order rates also continued to be solid as we realized continued demand for our innovative equipment solutions as customers remain focused on increasing production capacities and improving efficiencies in their operations. We continue to further progress toward our profitability initiatives at this segment and realized EBITDA margins in excess of 25% during the quarter.” said Mr. Bassoul.

Mr. Bassoul continued, “At our Residential Kitchen Equipment Group, the third quarter organic sales decline reflects the impact of lower revenues at AGA, which was acquired late in the third quarter of 2015 and was impacted largely by timing of shipments. Excluding AGA, sales in the segment declined by 2% reflecting the continuing residual impact of the prior year product recall at Viking related to products manufactured during the previous ownership. This impact continued to lessen in the quarter reflecting increasing traction of the new Viking product launches and benefits from substantial investments made in quality, customer service and after sales service.”

Mr. Bassoul added, “We continue to focus on our profit improvement initiatives at the recent acquisition of AGA Rangemaster Group and its related portfolio of premium residential brands, including AGA, Rangemaster, La Cornue, Marvel, Mercury, Falcon, Rayburn, Stanley, Grange and Fired Earth. We realized improvement in EBITDA margins which expanded during the third quarter to in excess of 15% and we anticipate will continue to improve as we realize the further benefits of continuing integration initiatives.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on November 9, 2016 and can be accessed by dialing (888) 391-6937 or (315) 625-3077 and entering conference code 12968038#. The conference call is also accessible through the Investor Relations section of the company website at www.middleby.com. A replay of the conference call will be available two hours after the conclusion of the call by dialing (855) 859-2056 or (404) 537-3406 and entering conference code 12968038#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, frifri®, Follett®, Giga®, Goldstein® , Holman®, Houno®, IMC®, Induc®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, RapidPak®, Spooner Vicars®, Stewart Systems® and Thurne®. The company’s leading equipment brands serving the residential kitchen industry include AGA®, AGA Cookshop®, Brigade®, Falcon®, Fired Earth®, Grange®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, TurboChef®, U-Line® and Viking®.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	3rd Qtr, 2016	3rd Qtr, 2015	3rd Qtr, 2016	3rd Qtr, 2015
Net sales	$574,224	$449,004	$1,671,035	$1,291,891
Cost of sales	342,496	271,822	1,009,032	784,258

Gross profit	231,728	177,182	662,003	507,633

Selling & distribution expenses	56,568	44,477	168,282	136,918
General & administrative expenses	52,572	46,929	165,849	128,922
Restructuring expenses	1,149	5,746	8,145	11,823

Income from operations	121,439	80,030	319,727	229,970

Interest expense and deferred
financing amortization, net	6,440	4,224	17,775	12,021
Other expense (income), net	3,152	1,941	(1,486)	6,136

Earnings before income taxes	111,847	73,865	303,438	211,813

Provision for income taxes	35,996	25,040	100,158	70,490

Net earnings	$75,851	$48,825	$203,280	$141,323

Net earnings per share:

Basic	$1.33	$0.86	$3.56	$2.48

Diluted	$1.33	$0.86	$3.56	$2.48
Weighted average number shares:

Basic	57,022	56,963	57,032	56,948

Diluted	57,022	56,966	57,032	56,950

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Oct 1, 2016	Jan 2, 2016
ASSETS

Cash and cash equivalents	$ 61,780	$55,528
Accounts receivable, net	329,066	282,534
Inventories, net	385,444	354,150
Prepaid expenses and other	42,792	39,801
Prepaid taxes	10,930	11,426
Current deferred taxes	-	51,723
Total current assets	830,012	795,162

Property, plant and equipment, net	227,435	199,750
Goodwill	1,109,341	983,339
Other intangibles, net	701,839	749,430
Long-term deferred tax assets	16,292	11,438
Other assets	30,549	22,032

Total assets	$ 2,915,468	$2,761,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$ 6,811	$32,059
Accounts payable	147,104	157,758
Accrued expenses	331,692	320,154
Total current liabilities	485,607	509,971

Long-term debt	826,510	734,002
Long-term deferred tax liability	68,026	113,010
Accrued pension benefits	157,107	207,564
Other non-current liabilities	31,757	29,774

Stockholders’ equity	1,346,461	1,166,830

Total liabilities and stockholders’ equity	$ 2,915,468	$2,761,151

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
Tim FitzGerald, Chief Financial Officer, (847) 429-7744